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                                                                    EXHIBIT 4.7

                The registrants have excluded from filing herewith instruments relating to (i) the $3,000,000 Refunding Revenue Bonds (Avondale Mills, Inc. Project), Series 1992, issued by The Industrial Development Board of the Town of Bon Air, Alabama; (ii) the $4,000,000 Industrial Development Revenue Bonds (Walton Monroe Mills, Inc. Project), Series 1992A, issued by the Development Authority of Walton County; (iii) the $2,000,000 Industrial Development Revenue Refunding Bonds (Walton Monroe Mills, Inc. Project),
Series 1992B, issued by the Development Authority of Walton County; (iv) the $10,000,000 Refunding Revenue Bonds (Avondale Mills, Inc. Project), Series 1988, issued by the Yancey County Industrial Facilities and Pollution Control Financing Authority; (v) the $5,000,000 Refunding Revenue Bonds (Avondale Mills, Inc. Project), Series 1990, issued by City of Walhalla, South Carolina; and (vi) the $5,000,000 Refunding Revenue Bonds (Avondale Mills, Inc.
Project), Series 1989, issued by The Lee County Industrial Facilities Pollution Control and Financing Authority. The registrants hereby agree to furnish a copy of the agreements relating to these bonds to the Securities and Exchange Commission upon request.